EXHIBIT 2.1

                                    AGREEMENT
                                    ---------

         THIS AGREEMENT (the "Agreement"), made and executed as of the 30th day of May, 2003, by and between DISTRIBUTION MANAGEMENT SERVICES, INC., a Florida corporation, located at 11601 Biscayne Boulevard, Suite 201, Miami, Florida 33181, (hereinafter referred to as "DISTRIBUTION" or "First Party"), and JORDAN KLEIN, SR. and JORDAN KLEIN, JR., of 10197 S.E. 144th Place, Summerfield, Florida 34491, (hereinafter collectively referred to as "Second Parties or "KLEIN").

                              W I T N E S S E T H:

                                    RECITALS

         WHEREAS, the First Party desires to purchase from the Second Parties certain literary assets produced by the Second Parties (the "Assets") and the Second Parties desire to sell the Assets to the First Party; and

         WHEREAS, the Second Parties are desirous of exercising their skills and expertise in connection with the production of these Assets on behalf of the First Party; and

         WHEREAS, to acquire the Assets and the expertise of the Second Parties in the production of the Assets, DISTRIBUTION will issue shares of its authorized restricted common stock, together with other consideration, to the Second Parties, subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, warranties, covenants and agreements made in this Agreement, the receipt and sufficiency of which the parties acknowledge, the parties have agreed as follows:

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                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 "Ancillary Agreements" shall mean the agreements if any, entered into in connection with the transactions described herein.

         1.2 "DISTRIBUTION Stock" shall mean the ($.001) par value shares of restricted common stock of DISTRIBUTION issued to the Second Parties.

         1.3 "Closing" shall mean the completion of the transaction described by this Agreement, to be consummated on the Closing Date.

         1.4 "Closing Date" shall mean the date at which this Agreement is executed by all parties.

         1.5 "Schedule" or Exhibit" unless otherwise indicated, shall mean a Schedule or Exhibit attached to this Agreement and incorporated into this Agreement by such reference.

         1.6 "Financial Statements" shall mean the unaudited balance sheet and income statement of DISTRIBUTION as of February 28, 2003.

         1.7 "Knowledge" shall mean actual knowledge or such knowledge that a reasonable person in such circumstances would have reason to know.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF DISTRIBUTION
                 ----------------------------------------------

         First Party represents and warrants to Second Parties that:

         2.1 Corporate Organization. DISTRIBUTION is a Florida corporation, organized on January 25, 1995, which files reports on a quarterly and annual basis with the U.S. Securities and Exchange Commission ("SEC"). DISTRIBUTION's common stock trades on the over-the-counter

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Electronic Bulletin Board under the symbol "DMGS". A copy of its Form 10-QSB for the quarterly period ended February 28, 2003 filed with the SEC has previously been provided to the Second Parties.

         2.2 Authorization. DISTRIBUTION has all necessary power, capacity and authority (corporate and otherwise) to enter into this Agreement and the other agreements contemplated herein and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions described herein have been duly authorized by all necessary corporate action on the part of DISTRIBUTION.

         2.3 Broker and Finders. No finder, broker agent or other intermediary has acted on behalf of either party or is entitled to a commission or finder's fee in connection with the negotiation or consummation of this Agreement.

         2.4 Governmental Approvals and Filings. First Party is not required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority for the valid execution and delivery of this Agreement or any Ancillary Agreements to which it may be a party, the performance of its obligations hereunder and thereunder or the consummation of the transaction described herein.

         2.5 Taxes. There are no audits or investigations, local, state or Federal, concerning or related to First Party which are pending or threatened, nor are there any required taxes, fees, assessments, or governmental charges of any type which are due and/or are unpaid.

         2.6 Compliance with Law - Licenses. First Party conducts its business in compliance, in all material respects, with all applicable laws, governmental regulations and judicial and administrative decisions and no notice or warning asserting the lack of such compliance has been

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received. All licenses or permits issued by any governmental authority which are necessary for the operation of the business of First Party have been obtained and are currently in full force and effect.

         2.7 Properties. First Party has good title to all of its assets and properties of every kind, nature and description, tangible or intangible, wherever located, free and clear of all pledges, liens, security interests, encumbrances and restrictions of any nature excepting such obligations as are described in DISTRIBUTION'S filings with the SEC, none of which shall impair the value of the Assets.

         2.8 Litigation. There are no suits, claims, actions, proceedings, administrative or judicial, or any governmental investigation pending, or to the knowledge of First Party, threatened against First Party involving any property, including without limitation, any claim proceeding, or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement to which First Party is a party, the performance of the respective terms and conditions hereof or thereof or the consummation of the respective transactions described herein.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF KLEIN
                     ---------------------------------------

         3.1 The Second Parties jointly and severally represent that they are the owners of two (2) literary products (previously defined as the "Assets") as follows:

             a. An original story by JORDAN KLEIN, SR., entitled "Whiskers", the script dated September 19, 1993 which has been copyrighted.

             b. An original story by JORDAN KLEIN, SR., entitled "Sea Escape" dated May 5, 1999 which has been copyrighted.

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         3.2 Jordan Klein, Sr. agrees to use his expertise, skills and talents to produce "Whiskers"as a motion picture. Scenes will be shot at locations in the United States and the Bahamas or any such location as may be required or directed by Jordan Klein, Sr.

         3.3 Jordan Klein, Jr. agrees to use his expertise, skills and talents to assist in the film production of "Whiskers."

         3.4 It is represented by Second Parties that they have good and valid title to the Assets and same are free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever and to the best if their knowledge, that there are no impairments as to the value of the Assets. The Second Parties further represent and warrant that they have full authority to assign, transfer and convey all right, title and interest in and to the Assets in accordance with the provisions of this Agreement. Simultaneously with the execution of this Agreement, the said Second Parties shall execute such documents as are necessary to appropriately convey, transfer, and set over unto DISTRIBUTION all right, title and interest in and to the Assets.

         3.5 The Second Parties are the owners of various cameras, equipment, underwater equipment, production facilities, and such other facilities and properties (collectively the "Equipment") as will be necessary to produce and prepare "Whiskers" for production, distribution and marketing. The Equipment will be provided as set forth in a budget to be prepared by the Second Parties and provided to DISTRIBUTION, without any additional consideration whatsoever to be paid or given by DISTRIBUTION for the use of the Equipment. Ownership of the Equipment shall, at all times, remain with KLEIN.

         3.6 That the said Second Parties represent that they shall cause to be produced "Whiskers" into an appropriate film production to be distributed and marketed in selected market

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places. The budgeted sum for "Whiskers" is expected to be Three Million
($3,000,000.00) Dollars, or such amount as may be mutually determined by the parties.

         3.7 That the said Second Parties shall be in charge of marketing and distribution of all products related to "Whiskers".

         3.8 Subsequent to completion and distribution of "Whiskers" KLEIN shall further develop, produce, market and distribute "Sea Escape", and/or such other mutually acceptable properties, the cost of which shall be paid from the operating revenues of DISTRIBUTION, if any.

                                   ARTICLE IV

                                  CONSIDERATION
                                  -------------

         4.1 The Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing,

                  a. KLEIN transfer to DISTRIBUTION all proprietary rights and interests in the Assets, and all benefits arising therefrom or thereunder.

                  b. DISTRIBUTION shall cause to be issued to KLEIN certificates for shares of DISTRIBUTION Stock in the aggregate amount of Five Hundred Thousand (500,000) shares, of which Three Hundred Thousand (300,000) shares of shall be issued to JORDAN KLEIN, SR. and Two Hundred Thousand (200,000) shares shall be issued to JORDAN KLEIN, JR., free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions of any nature whatsoever, other than restrictions on transferability arising under Federal and state securities laws.

         4.2 Other Consideration. In addition to the DISTRIBUTION Stock to be issued to the Second Parties, the Second Parties shall receive two (2%) percent of the gross income which may

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result from the marketing and distribution of the Assets. DISTRIBUTION shall, from time to time, but no less than quarterly, account to KLEIN for the gross income received from the marketing and distribution of the Assets, if any. DISTRIBUTION shall remit to KLEIN the said two (2%) percent promptly following receipt thereof by DISTRIBUTION, but no less frequently than quarterly. KLEIN understands, agrees and acknowledges that there is no guarantee or assurance that there will be any income received from the marketing and/or distribution of the Assets. KLEIN shall not be entitled to any compensation or consideration received by DISTRIBUTION resulting from the sale of all or any part of the Assets to a third party.

                                    ARTICLE V

                               BOARD OF DIRECTORS
                               ------------------

         5.1 At the Closing, Second Parties shall be appointed to the Board of Directors of DISTRIBUTION.

                                   ARTICLE VI

                                 INDEMNIFICATION
                                 ---------------

         6.1 Indemnity. Each party agrees to hold harmless and indemnify the other, its directors, officers, employees, representatives, agents, successors, consultants and assigns from and against any claim, loss, damage, liability, expense or cost of any kind or amount whatsoever (including, without limitation, reasonable attorney's fees and expenses), which results from or arises out of any breach of or default under any representation, warranty, covenant or agreement made by either party in this Agreement, in any Schedule or Exhibit to this Agreement, in any Ancillary Agreement or in any certificate or other agreement or document furnished or to be furnished by or on behalf of either party, in connection with the respective transactions described herein.

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                                   ARTICLE VII

                                OTHER CONDITIONS
                                ----------------

         7.1 Conditions. Notwithstanding anything to the contrary contained in this Agreement, the following conditions have been met prior to Closing:

                  a. Each party has conducted a due diligence investigation with regard to the transaction and each has entered into this Agreement with full understanding of the facts and issues.

                  b. That the representations and warranties of each have been and are true as of the date of the Closing and are certified as true.

                  c. That all documents, including this Agreement and all Ancillary Agreements contemplated hereby are acceptable to each party.

                  d. That all Ancillary Agreements and other documents contemplated hereunder have been executed by all persons or entities whose execution of such documents is required.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

         8.1 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, and all documents contemplated hereby and thereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements and understanding relative to said subject matter.

         8.2 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder

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shall be transferred or assigned (by operation of law or otherwise) by the
Second Parties hereto without the prior written consent of the FIRST Party.

         8.3 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

         8.4 Applicable Law; Forum Selection. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws. The parties hereto expressly submit themselves to, and agree that all actions arising out of this Agreement shall occur solely in the venue and jurisdiction of the state and federal courts encompassing Miami-Dade County, Florida.

         8.5 Actions to Enforce Agreement. If any party hereto shall fail to perform any covenant or condition hereof or shall otherwise be in material breach of this Agreement, such party shall pay to the non-defaulting party their reasonable attorneys' fees and costs incurred as a result of their efforts to enforce this Agreement (whether or not litigation is commenced, at trial and appellate levels).

         8.6 Notices. Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or five (5) days after deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

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         If to DISTRIBUTION:       11601 Biscayne Blvd., Suite 201
                                   Miami, Florida 33181

         If to KLEIN:              10197 SE 144th Place
                                   Summerfield, Florida 34491

or such other address as any party may from time to time give written notice of to the other parties.

         8.7 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. If any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by any court of competent jurisdiction, then, in such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         8.8 No Waivers. The waiver by any party of a breach or violation of any provision of this Agreement by any other party shall not operate nor be construed as a waiver of any subsequent breach or violation, nor as a waiver by any other party of such breach or violation, nor as a waiver by any other party of any subsequent breach or violation. The waiver by any party to exercise any right or remedy he may possess shall not operate nor be construed as a bar to the exercise of such right or remedy party upon the occurrence of any subsequent breach or violation, nor as a bar to the exercise of any right or remedy by any other party.

         8.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

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         8.11 Rule of Construction That Ambiguities Are to be Construed Against
the Drafter Not Applicable. The parties to the Agreement acknowledge that they have each carefully read and reviewed the Agreement with their respective counsel, and therefore agree the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

         8.12. Further Assurances. The parties hereto, with reasonable diligence, shall do all such things and provide all such reasonable assurance as maybe required to consummate the transactions described herein and each party hereto shall provide such further documents or instruments required by any other party hereto as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

         8.13. Remedies. Nothing contained in the Agreement is intended to or shall be construed to limit the remedies which any party hereto may have against the other parties hereto in the event of a default by such party with respect to their obligations hereunder or in the event of a breach by such party of such representation, warranty or agreement made in or pursuant to this Agreement, it being intended that any and all remedies shall be cumulative and non-exclusive.

         IN WITNESS WHEREOF the parties have set their hands and seals the day and year first above written.

FIRST PARTY"                                  "SECOND PARTIES"

DISTRIBUTION MANAGEMENT
SERVICES, INC.
A Florida corporation
                                              By: /s/Jordan Klein, Sr.
                                                   -----------------------
                                                  JORDAN KLEIN, SR.


By:/s/ Leo Greenfield                         By: /s/Jordan Klein, Jr.
   -----------------------------                  -----------------------
     Leo Greenfield, President                    JORDAN KLEIN, JR.

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